Exhibit 10.5

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Release”) is made as of November 2, 2026 (the “Release Date”), by and between Jeff Burris (“Employee”) and Indivior Inc. (the “Company”).

WHEREAS, the Company and Employee are parties to an Employment Agreement, dated as of December 6, 2021 (the “Employment Agreement”) (defined terms used but not defined in this Release have the meanings given to them in the Employment Agreement) and a Confidentiality, Proprietary Rights and Non-Competition Agreement, dated as of December 6, 2021 (the “Non-Competition Agreement”).

WHEREAS on August 3, 2026, the Company announced that it entered into a merger agreement with Supernus Pharmaceuticals, Inc. (“Supernus”) that is expected to close in the fourth quarter of 2026 (the “Merger”).

WHEREAS on September 24, 2026, Supernus extended an offer to Employee to continue employment with the Company provided that the Merger is consummated, which Employee subsequently declined.

WHEREAS, the parties desire to enter into this Release to effectuate the termination of Employee’s employment with the Company pursuant to the terms of this Release.

WHEREAS, the execution of this Release is a condition precedent to the payment of the consideration set forth in Section 2 of this Release.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Employee agree as follows:

1.             Provided that the Merger is consummated, Employee’s employment with the Company will terminate on a date selected by the Company, which is currently anticipated to be November 2, 2026, but may be unilaterally changed by the Company (the date on which Employee’s employment with the Company actually terminates shall be the “Termination Date”). If the Merger is not consummated, the Company does not anticipate terminating Employee’s employment due to the merger agreement and the Company shall have the unilateral right to revoke this Release, at which point the Release will be of no force or effect. During the period between the Release Date and the Termination Date, Employee shall continue to receive Base Salary and benefits under Sections 3.1, 3.3, 3.4, 3.6 and 3.10 of the Employment Agreement at the same level Employee was receiving prior to the Release Date. Employee will receive payment of the Annual Bonus for the year of termination on the Company’s first pay date after the Termination Date.

(a)           The Company may ter minate Employee’s employment for Cause at any time after the Release Date. Should Employee’s employment be terminated for Cause, Employee shall not be eligible to receive the consideration set forth in Section 2 of this Release.

(b)           Employee may terminate Employee’s employment with the Company at any time after the Release Date. However, should Employee choose to terminate Employee’s employment with the Company without Good Reason, Employee shall not be eligible to receive the consideration set forth in Section 2 of this Release.

2.             Provided that the Merger is consummated, Employee timely signs this Release, does not revoke it, complies with its terms and is not disqualified from the receipt of the consideration set forth in this Section 2 as set forth in Section 1(a) or 1(b) of this Release, the Company shall provide Employee:

(a)           Base Salary continuation in the gross amount of $739,700.55 (less applicable withholdings and deductions) payable over 15 months following the Termination Date in substantially equal semi-monthly installments in accordance with the Company’s regular payroll schedule and practices starting on the Company’s first pay date after the later of (i) the Termination Date, and (ii) the date that this signed Release from Employee is received by the Company and becomes effective and irrevocable (with any payments due for the period after the Termination Date and prior to the effective date of this Release being included and paid with the first installment payment after the effective date of this Release); provided, that to the extent any portion of such payments constitute “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, and the period during which Employee has discretion to execute or revoke this Release straddles two calendar years, the first payment shall be no earlier than January 1 of the second calendar year (regardless of which year this Release becomes effective).

(b)           A payment in the gross amount of $369,850.28 (less applicable withholdings and deductions) payable in accordance with the same payment terms and conditions as set forth in Section 2(a) above (the payments under Section 2(a) and 2(b) are collectively referred to herein as the “Severance Payments”).

(c)           Severance Benefits in accordance with Section 6.2(b) of the Employment Agreement for the 15-month period following the Termination Date. Employee’s coverage under all other Company benefit plans shall terminate as of the Termination Date.

(d)           Employee was previously granted restricted stock units (“RSUs”) and performance stock units (“PSUs”) pursuant to any or all of the Company’s Long-Term Incentive Plan, 2024 Long-Term Incentive Plan and 2026 Omnibus Equity Incentive Plan (collectively, the “Equity Plans” and, together with the applicable RSU and PSU award agreements, the “Equity Documents”). Upon closing of the Merger, all outstanding PSUs will be deemed earned based on actual achievement of the applicable performance conditions (calculated as of a recent practicable date prior to the closing of the Merger) and be converted into RSU awards that will remain outstanding and vest on the same schedule vesting date as the corresponding PSU award (“Converted Awards”). Subject to the terms and conditions of this Release, a number of RSUs and Converted Awards calculated as set forth below shall accelerate and vest as of the date that this signed Release becomes effective and irrevocable (the “Accelerated Vesting Date”):

(i) One-third (1/3) of Employee’s RSUs granted in 2025 (the “2025 RSUs”) shall accelerate and vest on the Accelerated Vesting Date, and for purposes of additional vesting acceleration below shall be treated as if such 2025 RSUs vested 1/3 on each anniversary date of such award;

(ii) An additional pro-rated portion of each RSU award will accelerate and vest as of the Accelerated Vesting Date, equal to the greater of (A) a percentage (not to exceed 100%) calculated by dividing (x) the number of days Employee was employed with the Company during the period commencing on the applicable RSU grant date and ending on the Termination Date, by (y) the total number of days during the period commencing on the applicable RSU grant date and ending on the scheduled RSU vesting date) (less the number of RSUs that previously vested pursuant to such RSU award) or (B) the number of RSUs that would have vested (taking into account the annual vesting of such RSUs) during the 18 months following the Termination Date;

(iii) For Converted Awards received with respect to any PSUs granted in 2024 or 2025, the full amount of such Converted Award will accelerate and vest as of the Accelerated Vesting Date; and

(iv) For Converted Awards received with respect to PSUs granted in 2026, an additional pro-rated portion of such Converted Award will accelerate and vest as of the Accelerated Vesting Date, equal to the greater of (A) a percentage (not to exceed 100%) calculated by dividing (x) the number of days Employee was employed with the Company during the period commencing on the PSU grant date and ending on the Termination Date, by (y) the total number of days during the period commencing on the PSU grant date and ending on the scheduled PSU (or, after the Merger, Converted Award) vesting date) or (B) the number of Converted Awards that would have vested during the 18 months following the Termination Date.

3.             Employee acknowledges having received all salary, incentive compensation, bonuses, benefits and payments to which Employee was entitled by virtue of employment with the Company as of the Release Date. No further consideration will be provided to Employee except as set forth in this Release. As a further condition precedent to Employee’s receipt of any of the payments and benefits set forth in Section 2 of this Release, Employee must have completed and/or signed all Company certifications as required by the Company and returned them to the Company, including the I&C Compliance Certification.

4.             Employee, for Employee, Employee’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Employee, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company, Supernus, and each of their respective parents, subsidiaries or affiliated entities (“Affiliates”), and each of their respective current, former or future directors, officers, agents, employees, trustees, stockholders, investors, joint ventures, insurers, attorneys and representatives, each of their respective predecessors, successors and assigns, and any of their respective directors, officers, partners, members, agents and employees, both individually and in their official capacities (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) Employee’s employment with the Company or any of its Affiliates; (b) the termination of Employee’s employment with the Company and any of its Affiliates; (c) the Employment Agreement; or (d) any other events occurring on or prior to the date on which Employee signed this Release. The release and discharge, waiver and covenant not to sue in this Release includes, but is not limited to, (i) all claims for wages, salary, bonuses, incentive compensation, stock, restricted stock, stock options, other equity incentive, severance pay, vacation pay or any other fees, compensation or benefits (except for vested rights and benefits as of the date of termination under any Company compensation, equity or benefit plan, including without limitation accrued salary as of the Release Date and the right to reimbursement of business expenses incurred as of the Release Date in accordance with the Company’s policy), (ii) all claims and any obligations or causes of action arising from such claims under common law including wrongful or retaliatory discharge or breach of contract (including but not limited to any claims under the Employment Agreement and any claims under any equity incentive arrangements between Employee and the Company), (iii) any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and (iv) all claims or actions arising under any federal, state or local statute including the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the National Labor Relations Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Consolidated Omnibus Budget Reconciliation Act, the Occupational Safety and Health Act of 1970, the Fair Credit Reporting Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Virginia Human Rights Act, the Virginians with Disabilities Act, the Virginia Whistleblower Statute, the Virginia State Genetic Testing Law, the Virginia Equal Pay Law, the Virginia Occupational Safety and Health Act, the Virginia Fraud Against Taxpayers Act, the Virginia Minimum Wage Act, the Virginia Payment of Wage Law, the Virginia Right-to-Work Law, the Georgia Fair Employment Practices Act, the Georgia Equal Pay Act, the Georgia Prohibition of Age Discrimination in Employment Act, the Georgia Equal Employment for Persons with Disabilities Code, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. Releasers’ release also includes a release of any claims against Releasees for wrongful discharge and all claims for alleged physical or personal injury or emotional distress relating to or arising out of Employee’s employment with the Company or any of its Affiliates or the termination of that employment, and any claims under the Worker Adjustment and Retraining Notification Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. Notwithstanding anything herein to the contrary, Releasers do not release, and this release and waiver does not apply to and shall not be construed as to apply to: (A) any claim or right to receive the Severance Payments or Severance Benefits set forth in Section 2 of this Release; (B) any claim or right to indemnification by the Company under Section 7 (Insurance and Indemnification) of the Employment Agreement; (C) any claim or right with respect to any vested interest under Section 3.5 (Long Term Incentive Plan) of the Employment Agreement; (D) any claim or right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; and (E) any claim or right arising after the date Employee signs this Release.

5.             Excluded from this Release and waiver are any claims which cannot be waived by law, including, but not limited to, the right to participate in an investigation conducted by certain government agencies, such as the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Securities and Exchange Commission. Employee does, however, waive Employee’s right to any monetary recovery should any agency pursue any claims on Employee’s behalf; provided, however, that this Release does not limit Employee’s right to receive an award for information provided to the Securities and Exchange Commission. Employee represents and warrants that Employee has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court (other than any claims or charges protected under the whistleblower provisions of federal law or regulations).

6.             Employee agrees never to seek personal recovery from Releasees in any forum for any claim covered by the above waiver and release language, except that Employee may bring a claim under the ADEA to challenge this Release. Nothing in this Release is intended to reflect any party’s belief that Employee’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

7.             Employee agrees that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company, any Releasees or Employee of any improper or unlawful conduct.

8.            Employee acknowledges that Employee’s obligations under the Non-Competition Agreement and the Company’s rights under Section 6.5 (Forfeiture/Conditions) and Section 9.3 (Recoupment) of the Employment Agreement survive the termination of Employee’s employment and are incorporated herein by reference. Employee affirms that the restrictive covenants in the Non-Competition Agreement are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, and that Employee received adequate consideration in exchange for agreeing to those restrictions and will abide by those restrictions.

9.            Employee agrees to reasonably cooperate with the Company, Supernus and any of their respective Affiliates in its or their investigation, defense or prosecution of any potential or actual existing or future claim, litigation, charge, audit, investigation, regulatory inquiries or other proceedings by or against the Company, Supernus and any of their respective Affiliates, including, without limitation, providing truthful information and testimony, whether in writing, in meetings, or in depositions, hearings or trials, as reasonably requested by the Company, Supernus and any of their respective Affiliates without the necessity of a subpoena, making himself or herself reasonably available, upon reasonable notice and at mutually convenient times, for such cooperation, and not communicating with private parties regarding legal matters relating to or involving the Company, Supernus and any of their respective Affiliates except by way of deposition and trial testimony. The Company, Supernus and any of their respective Affiliates shall use commercially reasonable efforts to schedule any such cooperation so as not to unreasonably interfere with Employee’s subsequent employment or personal obligations and will reimburse Employee for reasonable out of pocket expenses that Employee may incur in providing such cooperation provided that Employee obtains the prior written approval from the Company, Supernus and any of their respective Affiliates before incurring any such expenses and such expenses are in line with applicable policies of the Company, Supernus and any of their respective Affiliates. Employee shall not receive any compensation, beyond the Severance Payments and Severance Benefits, for any time Employee may spend cooperating with the Company, Supernus and any of their respective Affiliates.

10.           Employee agrees that upon the Termination Date or at any earlier time as requested by the Company, Employee will surrender to the Company any and all Company property in Employee’s possession, including, but not limited to, keys, credit cards, laptops, equipment, supplies, documents (including hard copies and copies on any electronic format, whether on computer, hard drive, PDA, disk, laptop hard drive, e-mail, or in any other format), of the Company or any of its affiliates and related companies and entities or any of its customers, clients, or any third party which does or has done business with the Company or any of its affiliates. Employee further agrees to reasonably cooperate with the Company in order to ensure an orderly transfer of Employee’s duties and responsibilities. In the event Employee fails to comply with such obligations or any of Employee’s obligations under this Release, the Company’s obligation to provide the payments and benefits set forth in Section 2(a)-(d) of this Release shall immediately cease, Employee shall immediately refund any payments previously received under Section 2 of this Release, and the Company shall be entitled to seek any and all rights and remedies under applicable law.

Nothing contained in this Release limits Employee’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission; (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). Notwithstanding any other provision of this Release, pursuant to the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (a) is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Notwithstanding any other provision of this Release, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

11.           Employee agrees that Employee will keep the terms, conditions and existence of this Release confidential. Employee further agrees to discuss such matters only with Employee’s spouse, attorneys and tax advisors, and agrees that Employee will cause those persons to maintain Employee’s confidentiality, except as required by law. Employee may discuss this Release with members of the Company’s Human Resources Department who are designated to administer payments and/or benefits to Employee under this Release.

12.           Employee agrees that the Company, Supernus and their respective Affiliates have no obligation, contractual or otherwise, to rehire, reemploy or recall Employee after the Termination Date. Employee hereby resigns from all positions held by Employee with the Company or any of its Affiliates as of the Termination Date and shall execute such notices or confirmations deemed necessary by the Company for this purpose.

13.            Employee agrees, acknowledges and recites that:

(a)           Employee has executed this Release knowingly and voluntarily;

(b)           Employee has read and understands this Release in its entirety;

(c)           Employee has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice Employee wishes with respect to the terms of this Release before executing it;

(d)           Employee’s execution of this Release has not been forced by any employee or agent of the Company, and Employee has had an opportunity to negotiate about the terms of this Release;

(e)           Employee acknowledges having been provided with a written explanation of the class, unit or group of employees covered by the termination program, the eligibility factors and time limits for the program, the job titles and ages of all individuals selected to be included in the program, and the ages of those employees in the same job classification or organizational unit as Employee who have not been selected to be included in the program. This information is attached hereto as Exhibit A; and

(f)            Employee has been offered 45 calendar days after receipt of this Release to consider its terms before executing it and such 45-day period shall not re-start in the event of any revision made to this Release before its execution.

14.           This Release shall be interpreted and construed in accordance with the laws of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction, except for the application of pre-emptive Federal law. This Release is the entire agreement between Employee and the Company concerning the subject matter hereof. It supersedes any existing oral or written agreements with respect to Employee’s employment with the Company, except for the Non-Competition Agreement, any other ongoing obligations described in Section 8 of this Release and the Equity Documents, which shall continue in accordance with its stated terms.

15.            Should this Release be held invalid or unenforceable in whole or in part with respect to any particular claim or circumstances, it shall remain fully valid and enforceable as to all other claims and circumstances.

16.           Employee may revoke this Release within 7 days of signing it. Any revocation must be made by delivering written notice of revocation to Supernus Pharmaceuticals, Inc., ATTN: Chris March, Vice President, Human Resources, 9715 Key West Avenue, Rockville, Maryland 20850, cmarch@supernus.com. To be effective, any revocation of this Release must be in writing and received by the Company no later than the close of business on the 7th day after Employee signs this Release. This Release shall not become effective or enforceable until the expiration of 7 days after Employee signs this Release. Employee acknowledges that revocation of this Release does not reinstate Employee as an employee of the Company.

PLEASE READ THIS RELEASE CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Indivior Inc.

/s/ Jeff Burris		By:	/s/ Angela Colon-Mahoney
Jeff Burris

Date:	02-Nov-2026	Date:	02-Nov-2026

November 2, 2026

EXHIBIT A

On August 3, 2026, Indivior Pharmaceuticals, Inc. announced that it entered into a merger agreement with Supernus Pharmaceuticals, Inc. (“Supernus”) that is expected to close in the fourth quarter of 2026 (the “Merger”). Contingent on the consummation of the Merger, Indivior Inc. and Indivior Treatment Services, Inc. (collectively, the “Company”) have decided to conduct a workforce reduction in the Office of the Chief Executive Officer in the United States (the “Group”), which will result in position eliminations and employee separations. All employees in the Group who are selected for separation from the Company due to position elimination are eligible for and will be offered a separation proposal and will be given a period of 45 days within which to consider the Company’s offer. All separated employees in the Group who accept the Company’s offer will also be given a period of 7 days to revoke acceptance of the offer. The eligibility factors used to identify positions to be eliminated and the employees holding those positions in the Group who would be separated include: (1) redundancy of job duties with those performed by one or more positions held by Supernus employees, (2) elimination of positions determined to be non-essential following the Merger; and (3) consideration of employees’ experience, skills and/or qualifications related to the transition of business and operational needs following the Merger. The following is a breakdown by job title and age of the employees in the Group who have been selected for separation from the Company as part of this workforce reduction and the employees in the Group who have not been selected for separation as part of this workforce reduction.

Title	Age
Chief Commercial Officer	59	Selected
Chief Executive Officer	55	Selected
Chief Financial Officer	50	Selected
Chief Human Resources Officer	49	Selected
Chief Legal Officer	55	Selected
Head of Indivior Experience and Office of the CEO	55	Selected
Chief Integrity and Compliance Officer	53	Not Selected